Exhibit 10.4

LOAN AGREEMENT

          This Loan Agreement ("Agreement") is made this 30th day of November, 2000, by and between William Porter ("Borrower") and E*TRADE Group, Inc., a Delaware corporation ("Lender"), with reference to the following:

          A.           Borrower, a member of Lender's Board of Directors, desires to borrow from Lender and Lender is willing to loan to Borrower the principal amount of Fifteen Million Dollars ($15,000,000) upon the terms set forth herein.

          NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower and Lender agree as follows:

          1.           Loan Agreement. Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties of Borrower set forth in this Agreement, Lender agrees to make to Borrower, and Borrower agrees to accept from Lender, a loan (the "Loan") in the principal amount of Fifteen Million Dollars ($15,000,000).

          2.           Loan Terms. The Loan shall be evidenced by a Promissory Note in the form of Exhibit A to this Agreement (the "Note") and the related Unit Pledge Agreement executed by Borrower on this date (the "Unit Pledge Agreement"). The Loan shall bear interest at the rate per annum specified in the Note and Borrower shall pay the Note in accordance with the terms thereof.

          3.           Notices. All notices, requests, demands, and other communications required or permitted to be given under this Agreement shall be in writing and shall be sent by United States mail, postage prepaid, certified return receipt requested, or by personal delivery, or by overnight courier, addressed to the other party as set forth below or at such other places as may be designated in notice to the other party given as provided herein. Notice shall be deemed effective upon actual receipt, if personally delivered, one business day following deposit with Federal Express or other reputable, national overnight courier that provides a receipt, or on the third day following deposit in the United States mail in the manner described above.

Borrower: William Porter 316 Golden Hills Drive Portola Valley, CA	Lender: E*TRADE Group, Inc. 4500 Bohannon Drive 94028 Menlo Park, CA 94025 Attention: Theodore J. Theophilos

          4.           Entire Agreement. The foregoing, including the Unit Pledge Agreement, constitutes the entire agreement between the parties regarding the Loan and may be modified only by writing signed by Borrower and Lender. There are no agreements, representations, or warranties between the parties with regard to the Loan other than those expressly set forth in this Agreement.

          5.           Representation of the Parties. Borrower acknowledges that (i) he has been advised by attorneys for Lender to consult with his separate legal, tax and financial counsel about the terms of this Loan, and (ii) he has had an adequate opportunity to consult with such separate counsel before executing this Agreement.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Borrower:	Lender: E*TRADE Group, Inc.

/s/ WILLIAM PORTER	By	/s/ DAVID C. HAYDEN
William Porter	David C. Hayden Board of Directors Chairman, Compensation Committee

EXHIBIT A
FORM OF PROMISSORY NOTE

PROMISSORY NOTE

$15,000,000.00 November 30, 2000	Menlo Park, California

             For value received, William A. Porter ("Borrower") promises to pay to the order of E*TRADE Group, Inc., a Delaware corporation ("Lender"), the principal sum of Fifteen Million Dollars ($15,000,000) (the "Principal"), in lawful money of the United States of America, with interest thereon to be computed from date of the funding of this Note at the Interest Rate defined below, in accordance with the terms of this Note. The place of payment shall be 4500 Bohannon Drive, Menlo Park, California, or at such other place as the holder of this Note may from time to time require.

             Accrued interest on this Note shall be due and payable annually, with the entire principal balance of this Note, together with any remaining accrued and unpaid interest due and payable in one lump sum on November 30, 2010 (the "Maturity Date"), except as expressly provided in this Note and that certain Loan Agreement between Borrower and Lender of even date herewith (the "Loan Agreement").

          The term Interest Rate as used in this Note shall mean a rate of interest equal to six and nine-hundredths percent (6.09%) per annum, compounded and paid annually. All computations of interest shall be made on the basis of a year of 360 days for the actual number of days occurring in the period for which such interest is payable.

             Payment of this Note shall be secured by a pledge of Borrower's interest in Class A Membership Units of ISE, LLC and ATP, LLC pursuant to the Unit Pledge Agreement to be executed this date by Borrower. Borrower, however, shall remain personally liable for payment of this Note, and assets of the Borrower, in addition to the collateral under the Unit Pledge Agreement, may be applied to the satisfaction of Borrower's obligations hereunder.

          All amounts payable under this Note are payable in lawful money of the United States. Checks constitute payment only when collected. This Note may be prepaid, in whole or in part, without penalty.

          This Note is subject to the terms and conditions of the Loan Agreement, which, among other things, contains provisions for acceleration of the maturity of this Note.

          This Note is governed by the laws of the State of California.

          If Lender delays in exercising or fails to exercise any of its rights under this Note, that delay or failure shall not constitute a waiver of any of Lender's rights, or of any breach, default or failure of condition of or under this Note. No waiver by Lender of any of its rights, or of any such breach, default or failure of condition shall be effective, unless the waiver is expressly stated in a writing signed by Lender.

          Notwithstanding anything to the contrary contained in this Note or the Loan Agreement, the interest rate applicable to this Loan and each advance hereunder shall be not less than the Applicable Federal Rate set by the U.S. Treasury for determining below market loans pursuant to Section 7872 of the Internal Revenue Code of 1986, as now in effect (the "Internal Revenue Code"). This Loan is not intended as a "below market loan" as such term is used in Section 7872 of the Internal Revenue Code, or any comparable applicable state tax law ("Below Market Loan"). The parties hereby agree that if any court or governmental taxing authority having jurisdiction over Borrower or Lender shall determine that this Loan is a Below Market Loan, the interest rate payable under this Note shall then be increased to the extent necessary to remove this Loan from any otherwise applicable definition of a Below Market Loan.

          This Note inures to and binds the heirs, legal representatives, successors and permitted assigns of Borrower and Lender; provided, however, that Borrower may not assign this Note or any Loan funds, or assign or delegate any of his rights or obligations hereunder, without the prior written consent of Lender in each instance. Lender in its sole discretion may transfer this Note on the terms and subject to the conditions of the Loan Agreement, without the consent of Borrower.

          IN WITNESS WHEREOF, Borrower has duly executed and delivered this Note to Lender as of the date first above written.

Borrower:

/s/ WILLIAM PORTER
William Porter

UNIT PLEDGE AGREEMENT

                         This AGREEMENT is made as of this 30th day of November, 2000 by and between E*TRADE Group, Inc., a Delaware corporation, as Lender (the "Lender"), and William Porter ("Borrower").

RECITALS

          A.           In connection with the Lender's loan to Borrower effective as of November 30, 2000, Borrower has issued that certain promissory note (the "Note") dated November 30, 2000 payable to the order of the Lender in the principal amount of Fifteen Million Dollars ($15,000,000.00).

          B.           Such Note is secured by Borrrower's interest in Class A Membership Units in ISE, LLC (the "ISE Units") and units of ATP, LLC (collectively, the "Units") and other collateral upon the terms set forth in this Agreement.

                         NOW, THEREFORE, it is hereby agreed as follows:

                         1.                  Grant of Security Interest. Borrower hereby grants the Lender a security interest in, and assigns, transfers to and pledges with the Lender, the following membership units and other property (collectively, the "Collateral"):

(i) the Units designated by the Borrower as collateral for the Note;

(ii) any and all new, additional or different membership interest, securities or other property subsequently distributed with respect to the Units which are to be delivered to and deposited with the Lender pursuant to the requirements of Paragraph 3 of this Agreement;

(iii) any and all other property and money which is delivered to or comes into the possession of the Lender pursuant to the terms of this Agreement; and

(iv) the proceeds of any sale, exchange or disposition of the property and securities described in subparagraphs (i), (ii) or (iii) above.

                          2.                  Warranties. Borrower hereby warrants that Borrower is the owner of the Collateral and has the right to pledge the Collateral and that the Collateral is free from all liens, adverse claims and other security interests (other than those created hereby).

                         3.                 Duty to Deliver. Any new, additional or different membership interest, securities or other property (other than regular cash distributions) which may now or hereafter become distributable with respect to the Collateral by reason of any merger, consolidation, restructuring, recapitalization or other reorganization affecting the capital structure of ISE and/or ATP shall, upon receipt by Borrower, be promptly delivered to and deposited with the Lender as part of the Collateral hereunder. Any such interest shall be accompanied by one or more properly-endorsed assignments.

                          4.                 Payment of Taxes and Other Charges. Borrower shall pay, prior to the delinquency date, all taxes, liens, assessments and other charges against the Collateral, and in the event of Borrower's failure to do so, the Lender may at its election pay any or all of such taxes and other charges without contesting the validity or legality thereof. The payments so made shall become part of the indebtedness secured hereunder and until paid shall bear interest at the minimum per annum rate, compounded semi-annually, required to avoid the imputation of interest income to the Lender and compensation income to Borrower under the Federal tax laws.

                          5.                 Membership Rights. So long as there exists no event of default under Paragraph 9 of this Agreement, Borrower may exercise all membership rights and be entitled to receive any and all regular cash distributions paid on the Collateral, if any, and all other voting or informational materials pertaining to the Collateral, if any.

                          6.                 Rights and Powers of Lender. The Lender may, without obligation to do so, exercise at any time and from time to time one or more of the following rights and powers with respect to any or all of the Collateral:

                                         (i)                subject to the applicable limitations of Paragraph 8, accept in its discretion other property of Borrower in exchange for all or part of the Collateral and release Collateral to Borrower to the extent necessary to effect such exchange, and in such event the other property received in the exchange shall become part of the Collateral hereunder;

(ii) perform such acts as are necessary to preserve and protect the Collateral and the rights, powers and remedies granted with respect to such Collateral by this Agreement; and

(iii) transfer record ownership of the Collateral to the Lender or its nominee and receive, endorse and give receipt for, or collect by legal proceedings or otherwise, distributions or dividends made or paid with respect to the Collateral, provided and only if there exists at the time an outstanding event of default under Paragraph 9 of this Agreement. Any cash sums which the Lender may so receive shall be applied to the payment of the Note and any other indebtedness secured hereunder, in such order of application as the Lender deems appropriate. Any remaining cash shall be paid over to Borrower.

                   Any action by the Lender pursuant to the provisions of this Paragraph 6 may be taken without notice to Borrower. Expenses reasonably incurred in connection with such action shall be payable by Borrower and form part of the indebtedness secured hereunder as provided in Paragraph 11.

                          7.                 Transfer of Collateral. In connection with the transfer or assignment of the Note (whether by negotiation, discount or otherwise), the Lender may transfer all or any part of its interest in the Collateral, and the transferee shall thereupon succeed to all the rights, powers and remedies granted the Lender hereunder with respect to the Collateral so transferred. Upon such transfer, the Lender shall be fully discharged from all liability and responsibility for the transferred Collateral.

                          8.                 Release of Collateral. Provided all indebtedness secured hereunder (other than payments not yet due and payable under the Note) shall at the time have been paid in full and there does not otherwise exist any event of default under Paragraph 9, the Units, together with any additional Collateral which may hereafter be pledged and deposited hereunder, shall be released from pledge and returned to Borrower in accordance with the following provisions:

                                         (i)                Upon payment or prepayment of principal under the Note, together with payment of all accrued interest to date on the principal amount so paid or prepaid, one or more of the Units held as Collateral hereunder shall (subject to the applicable limitations of Paragraphs 8(iii) and 8(v) below) be released at the time of such payment or prepayment. The number of the shares to be so released shall be equal to the number obtained by multiplying (i) the total number of Units held under this Agreement at the time of the payment or prepayment, by (ii) a fraction, the numerator of which shall be the amount of the principal paid or prepaid and the denominator of which shall be the unpaid principal balance of the Note immediately prior to such payment or prepayment. In no event, however, shall any fractional units be released.

(ii) Any additional Collateral which may hereafter be pledged and/or deposited with the Lender (pursuant to the requirements of Paragraph 3) with respect to the Units shall be released at the same time the particular Units to which the additional Collateral relates are to be released in accordance with the applicable provisions of Paragraph 8(i) or 8(v).

(iii) Under no circumstances, however, shall any Units or any other Collateral be released if previously applied to the payment of any indebtedness secured hereunder. In addition, in no event shall any Units or other Collateral be released pursuant to the provisions of Paragraph 8(i), 8(ii) or 8(v) if, and to the extent, the fair market value of the Units and all other Collateral which would otherwise remain in pledge hereunder after such release were effected would be less than the unpaid principal and accrued interest under the Note.

(iv) For all valuation purposes under this Agreement, the fair market value per unit of the Units on any relevant date shall be determined by the Lender's Board of Directors after taking into account such factors as the Board shall deem appropriate.

(v) The Compensation Committee of the Lender's Board of Directors shall have the discretion, exercisable upon such terms and conditions as the Compensation Committee deems advisable, to authorize the release of one or more shares of Units from pledge hereunder in the event the maximum loan value of the Collateral pledged hereunder (as such value is determined pursuant to subparagraph 8(iv)) should substantially exceed the outstanding indebtedness at the time secured hereunder. Any such release of the pledged Units shall, however, be effected in compliance with the requirements of subparaphs (iii) and (v) of this Paragraph 8.

                       9.                 Events of Default. The occurrence of one or more of the following events shall constitute an event of default under this Agreement:

(i) the failure of Borrower to pay, when due under the Note, any installment of principal or accrued interest; or

(ii) the occurrence of any other acceleration event specified in the Note; or

(iii) the failure of Borrower to perform any obligation imposed upon Borrower by reason of this Agreement; or

(iv) the breach of any warranty of Borrower contained in this Agreement.

                   Upon the occurrence of any such event of default, the Lender may, at its election, declare the Note and all other indebtedness secured hereunder to become immediately due and payable and may exercise any or all of the rights and remedies granted to a secured party under the provisions of the California Uniform Commercial Code (as now or hereafter in effect), including (without limitation) the power to dispose of the Collateral by public or private sale or to accept the Collateral in full payment of the Note and all other indebtedness secured hereunder.

                        Any proceeds realized from the disposition of the Collateral pursuant to the foregoing power of sale shall be applied first to the payment of expenses incurred by the Lender in connection with the disposition, then to the payment of the Note and finally to any other indebtedness secured hereunder. Any surplus proceeds shall be paid over to Borrower. However, in the event such proceeds prove insufficient to satisfy all obligations of Borrower under the Note, then Borrower shall remain personally liable for the resulting deficiency.

                        10.                 Other Remedies. The rights, powers and remedies granted to the Lender pursuant to the provisions of this Agreement shall be in addition to all rights, powers and remedies granted to the Lender under any statute or rule of law. Any forbearance, failure or delay by the Lender in exercising any right, power or remedy under this Agreement shall not be deemed to be a waiver of such right, power or remedy. Any single or partial exercise of any right, power or remedy under this Agreement shall not preclude the further exercise thereof, and every right, power and remedy of the Lender under this Agreement shall continue in full force and effect unless such right, power or remedy is specifically waived by an instrument executed by the Lender.

                    11.                 Costs and Expenses. All costs and expenses (including reasonable attorneys fees) incurred by the Lender in the exercise or enforcement of any right, power or remedy granted it under this Agreement shall become part of the indebtedness secured hereunder and shall constitute a personal liability of Borrower payable immediately upon demand and bearing interest until paid at the minimum per annum rate, compounded semiannually, required to avoid the imputation of interest income to the Lender and compensation income to Borrower under the Federal tax laws.

                    12.                 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without resort to that State's conflict-of-laws rules.

                    13.                 Successors. This Agreement shall be binding upon the Lender and its successors and assigns and upon Borrower and the executors, heirs and legatees of Borrower's estate.

                    14.                 Severability. If any provision of this Agreement is held to be invalid under applicable law, then such provision shall be ineffective only to the extent of such invalidity, and neither the remainder of such provision nor any other provisions of this Agreement shall be affected thereby.

                    IN WITNESS WHEREOF, this Agreement has been executed by Borrower and the Lender effective this 30th day of November, 2000.

/s/ WILLIAM PORTER
BORROWER

Address:

AGREED TO AND ACCEPTED BY:

E*TRADE GROUP, INC.

/s/ DAVID C. HAYDEN
By:	David C. Hayden Board of Directors Chairman, Compensation Committee

Dated: November 30, 2000

ASSIGNMENT SEPARATE FROM CERTIFICATE

                    FOR VALUE RECEIVED, ______________ hereby sells, assigns and transfers unto E*TRADE Group, Inc. (the "Lender"), Class A Membership Units of ISE, LLC ("ISE") and ATP, LLC ("ATP") standing in his name on the books of ISE and ATP and does hereby irrevocably constitute and appoint                                 Attorney to transfer the said units on the books of the Lender with full power of substitution in the premises.

Dated:

	Signature:	/s/ WILLIAM A. PORTER
William A. Porter